As filed with the Securities and Exchange Commission on August 6, 2026
Registration No. 333-285423

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SOMNIGROUP INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)
Delaware	33-1022198
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
100 Crescent Ct. Suite 700
Dallas, Texas 75201
(800) 878-8889
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kindel Nuño
Executive Vice President, Chief Human Resources Officer and
General Counsel
Somnigroup International Inc.
100 Crescent Ct. Suite 700
Dallas, Texas 75201
(800) 878-8889
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Paul J. Shim Lillian Tsu Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company	Emerging Growth Company
☒	☐	☐	☐	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-285423) previously filed by Somnigroup International Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on February 28, 2025 (the “Registration Statement”) relating to the offer and sale from time to time of shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company pursuant to Rule 415 under the Securities Act of 1933, as amended, by the selling stockholders identified therein (the “Selling Stockholders”), and is being filed to terminate the effectiveness of the Registration Statement and deregister the offer and resale of all unsold securities that were registered under the Registration Statement.

The Registration Statement was filed to register the offer and sale of shares of Common Stock beneficially owned by the Selling Stockholders to satisfy certain registration obligations that the Company granted to the Selling Stockholders in connection with the Company’s acquisition of Mattress Firm Group Inc. (“Mattress Firm” and such acquisition, the “Mattress Firm Acquisition”). Pursuant to the Agreement and Plan of Merger, dated May 9, 2023 (the “Merger Agreement”), by and among the Company, Lima Holdings Corporation, Lima Deal Corporation LLC, Mattress Firm and Steenbok Newco 9 Limited, solely in its capacity as Stockholder Representative, the Company agreed to use commercially reasonable efforts to keep the Registration Statement effective and usable until August 5, 2026, which is the 18-month anniversary of the closing date of the Mattress Firm Acquisition, or such earlier time as (i) the date that all shares of Common Stock covered by the Registration Statement have been sold or (ii) no Selling Stockholder is an “affiliate” of the Company or owns at least 2% of shares of Common Stock outstanding.

The Company’s obligations with respect to the registration of shares of Common Stock under the Merger Agreement have expired, and the Company hereby removes from registration the securities registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on August 6, 2026.

Somnigroup International Inc.

By:	/s/ Bhaskar Rao
Name:	Bhaskar Rao
Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.